Registration No. 333-56454

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2137343 (I.R.S. Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of Principal Executive Offices)	01810 (Zip Code)
1999 Employee Stock Purchase Plan
(Full title of the plan)

James W. Pluntze
Chief Financial Officer
NaviSite, Inc.
400 Minuteman Road
Andover, Massachusetts 01810
(Name and address of agent for service)
(978) 682-8300
(Telephone number, including area code, of agent for service)

With Copies to:
Thomas B. Rosedale, Esq.
BRL Law Group LLC
425 Boylston Street, 3rd Flr.
Boston, Massachusetts 02116
Tel: (617) 399-6931
Fax: (617) 399-6930
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES
     NaviSite, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8, Registration No. 333-56454, filed on March 2, 2001 (the “Registration Statement”), to deregister unsold securities of the Registrant offered under the 1999 Employee Stock Purchase Plan (collectively, the “Plan”).
     On April 21, 2011, pursuant to the terms of an Agreement and Plan of Merger, dated as of February 1, 2011 (the “Merger Agreement”), by and among Time Warner Cable Inc. (“TWC”), Avatar Merger Sub Inc., a wholly-owned subsidiary of TWC (“Merger Sub”), and the Registrant, TWC completed its acquisition of the Registrant via the merger of Merger Sub with and into the Registrant, with the Registrant continuing as the surviving company in the merger and becoming a wholly owned subsidiary of TWC (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts, on April 29, 2011.

NAVISITE, INC.

By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2011.

Signature	Title

/s/ R. Brooks Borcherding R. Brooks Borcherding	President and Chief Executive Officer (Principal Executive Officer)

/s/ James W. Pluntze James W. Pluntze	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Satish Adige Satish Adige	Director

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